AZZ Inc. Reports Financial Results for the
Second Quarter of Fiscal Year 2019

Management revises earnings per share guidance range for Fiscal 2019 to $1.90 to $2.25 from $1.75 to $2.25 and increases sales guidance range for Fiscal 2019 to $930 million to $970 million from $900 million to $960 million

Second Quarter Fiscal Year 2019 earnings per share of $0.43, inclusive of costs associated with galvanizing plant consolidation, on revenues of $222.8 million

Second Quarter Fiscal Year 2019 bookings of $253.9 million, resulting in backlog of $336.0 million

October 9, 2018 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three and six month periods ended August 31, 2018.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “We are very pleased to achieve double-digit, year-over-year growth for both top- and bottom-lines for the second quarter of fiscal year 2019. Driven by strength in both our Energy and Metal Coatings segments, second quarter revenue increased 13.5% and net income increased 14.9%. Overall, our bookings were up 33.6% for the quarter, growing to $253.9 million compared to $190.1 million in the second quarter last year. Our Metal Coatings segment posted record quarterly sales of $116.3 million, an increase of 17.4%. As part of our ongoing efforts, we continue to build on the positive momentum in Energy segment bookings, reinforcing a solid backlog heading into our third quarter, which is traditionally a seasonally strong quarter for outages and turnarounds; and sets the stage for solid performance in the second half of the fiscal year, hence the increase in our FY2019 guidance.”

“Metal Coatings segment revenue increased 17.4% from the second quarter of last year. Operating margins were 19.0%, compared to 23.6% in the second quarter of fiscal 2018. Lower margins were driven by a $1.3 million charge taken this quarter to consolidate two galvanizing plants into one in the Gulf Coast region, focus on growing market share, and having peak zinc costs flowing through our kettles.” Mr. Ferguson noted. “Despite the lingering high cost of zinc and the labor cost headwinds in the galvanizing market, I am cautiously optimistic for continued solid financial performance for fiscal 2019. We believe zinc costs should begin to recede by the fourth quarter of the year, and we have taken the necessary steps to close two underperforming galvanizing plants during the year; one on the Gulf Coast and one in West Virginia. AZZ remains the industry leader in North America with 40 galvanizing plants. As a result of investments to expand our Metal Coating markets, we created new revenue streams from our two most recent Metal Coatings acquisitions - Enhanced Powder Coating and Rogers Brothers Galvanizing. We also continue to gain traction in AZZ’s GalvaBar™ continuous galvanized rebar business.”

Mr. Ferguson continued, “Our Energy segment’s Welding Solutions group executed on several domestic and overseas projects and are well positioned for a strong third quarter, which is normally a strong turnaround and outage season. We are pleased with the contributions from both our recent acquisitions of Powergrid switchgear and Lectrus electrical enclosure businesses. We are committed and focused on delivering organic growth and driving operational efficiencies including additional metal coatings offerings to improve future sales and maintaining an active M&A program to support our strategic growth initiatives. Looking forward, we are updating our fiscal 2019 guidance with earnings per share now in the range of $1.90 to $2.25 per diluted share and annual sales in the range of $930 million to $970 million from previously issued EPS guidance of $1.75 to $2.25 per share and revenue of $900 million to $960 million. We remain somewhat cautious due to the uncertainty related to tariffs and the Chinese trade situation, as well as the tighter market for labor, but are optimistic about the full year.”

Second Quarter Results
Revenues for the second quarter of fiscal year 2019 were $222.8 million compared to $196.3 million for the same quarter last year, an increase of 13.5%. Net income for the second quarter increased 14.9% to $11.2 million, or $0.43 per diluted share, compared to net income of $9.8 million, or $0.38 per diluted share, for the second quarter of fiscal year 2018.

Gross margins for the second quarter of fiscal year 2019 were 21.1% compared to 22.3% in the second quarter of last year. Operating margins were 7.7% compared to 8.9% the second quarter of fiscal year 2018 as SG&A as a percentage of sales fell to 13.4% of sales compared to 13.5% of sales in the prior year. Additionally, the effective tax rate decreased to 19.6% in the current quarter compared to 28.7% in the second quarter of the prior year.

Incoming orders for the quarter were $253.9 million while revenues for the quarter totaled $222.8 million, resulting in a book to revenue ratio of 1.14. In the second quarter of fiscal year 2018 incoming orders were $190.1 million, resulting in a book to revenue ratio of 0.97. Our backlog at the end of the second quarter of fiscal year 2019 increased 12.0% to $336.0 million compared to $300.1 million for the second quarter of last year. Approximately 54% of the current backlog is expected to be delivered outside the U.S., compared to 42% in the second quarter of fiscal year 2018.

Energy Segment
Revenues for the Energy segment for the second quarter of fiscal year 2019 were $106.5 million as compared to $97.3 million for the same quarter last year, an increase of 9.5%. Gross profit rose 22.1% to $21.2 million compared to $17.3 million for the same period last year, with gross margins of 19.9% for the second quarter of fiscal year 2019 compared to 17.8% in the prior year. Operating income for the Energy segment increased 80.8% to $4.3 million compared to $2.4 million for the same period last year. Operating margins for the second quarter of fiscal year 2019 rose to 4.0% as compared to 2.4% in the prior year period primarily as a result of higher gross margins on increasing sales.

Metal Coatings Segment
Revenues for the Metal Coatings segment for the second quarter of fiscal year 2019 were a record $116.3 million, compared to the $99.0 million for the same period of last year, an increase of 17.4%. Gross profit fell 2.7% to $25.8 million from $26.5 million in the same quarter last year as a result of $1.3 million of charges taken to consolidate two galvanizing plants into one, driving gross margins of 22.1% compared to 26.7% in the same quarter last year. Operating income was $22.1 million as compared to $23.4 million in the second quarter last year. As a result, operating margins for the second quarter of fiscal year 2019 decreased to 19.0%, compared to 23.6% in the same period last year.

Conference Call
AZZ Inc. will conduct a conference call to discuss financial results for the second quarter of fiscal year 2019 at 11:00 A.M. ET on Tuesday, October 9, 2018. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (International). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (International), confirmation # 10124268, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal

Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017

Net sales	$222,787	$196,329	$485,023	$401,612
Costs of sales	175,883	152,529	379,414	310,430
Gross margin	46,904	43,800	105,609	91,182

Selling, general and administrative	29,799	26,413	64,808	53,772
Operating income	17,105	17,387	40,801	37,410

Interest expense	3,980	3,400	7,818	6,760
Other (income) expense, net	(857)	260	(1,148)	75
Income before income taxes	13,982	13,727	34,131	30,575
Income tax expense	2,738	3,941	7,169	8,727
Net income	$11,244	$9,786	$26,962	$21,848
Earnings per common share
Basic	$0.43	$0.38	$1.04	$0.84
Diluted	$0.43	$0.38	$1.03	$0.84

Diluted average shares outstanding	26,091	26,036	26,062	26,065

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017

Net sales:
Energy	$106,515	$97,299	$253,501	$210,504
Metal Coatings	116,272	99,030	231,522	191,108
	$222,787	$196,329	$485,023	$401,612

Segment operating income (loss):
Energy	$4,273	$2,363	$14,231	$9,074
Metal Coatings	22,076	23,409	47,260	44,651
Corporate	(9,244)	(8,385)	(20,690)	(16,315)
	$17,105	$17,387	$40,801	$37,410

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31, 2018	February 28, 2018

Assets:
Current assets	$352,443	$329,154
Net property, plant and equipment	209,404	216,855
Other assets, net	476,177	482,200
Total assets	$1,038,024	$1,028,209

Liabilities and shareholders’ equity:
Current liabilities	$112,267	$131,739
Long term debt due after one year, net	295,679	286,609
Other liabilities	44,153	44,658
Shareholders’ equity	585,925	565,203
Total liabilities and shareholders’ equity	$1,038,024	$1,028,209

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended August 31,
	2018	2017

Net cash provided by operating activities	$17,467	$2,785
Net cash used in investing activities	(14,840)	(26,709)
Net cash (used in) provided by financing activities	(14,130)	15,966
Effect of exchange rate changes on cash	(146)	205
Net decrease in cash and cash equivalents	$(11,649)	$(7,753)
Cash and cash equivalents at beginning of period	20,853	11,302
Cash and cash equivalents at end of period	$9,204	$3,549

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